Exhibit 99(ff)

[Forms of follow-up letters to IES shareholders]

[MidAmerican Energy Company Letterhead]

August ....., 1996

Shareholder's Name
Address
City, State   Zip

Dear ....................:

Thank you for visiting with me today on MidAmerican Energy Company's proposal to merge with IES. I thought the enclosed copy of an ad that we used on August 26, 1996 in the Des Moines Register would be of benefit.

Based on your  ..........  (example:  100) IES  shares,  you  would  receive  an
indicated   annual  dividend  of  $..........   (example:   $282.00)  under  the
MidAmerican   proposal  versus  an  indicated  annual  dividend  of  $..........
(example: $225.00) under the Wisconsin transaction.

I am also sending a blue proxy card and postage paid envelope. We urge you to vote against the Wisconsin deal.

Should you wish to talk  directly to me, call our toll free number and ask to be transferred to me. My extension is ......... .

Sincerely,


Enclosures

[MidAmerican Energy Letterhead]

August ....., 1996

Shareholder's Name
Address
City, State   Zip

Re: IES Industries Inc./Wisconsin Proposed Merger

Dear ....................:

Thank you for visiting with me today regarding MidAmerican Energy Company's proposal to merge with IES Industries Inc. Although you did not indicate if you were planning on voting against the proposed merger of IES and Wisconsin Power & Light, you did state that you understand the urgency in returning the blue proxy card sent to you by MidAmerican.

Enclosed is a copy of a recent advertisement we used in the Des Moines Register, a local newspaper published in Des Moines, Iowa, which may be of benefit. It compares the indicated annual dividend under the MidAmerican merger proposal with that of the Wisconsin transaction.

For an IES shareholder with .......... (example: 100) shares of IES stock, under the  MidAmerican  proposal,  the shareholder  would receive an indicated  annual dividend of  $..........  (example:  $282.00)  compared to an  indicated  annual dividend of $.......... (example: $225.00) under the Wisconsin transaction.

I am also sending you a blue proxy card and postage paid envelope. We encourage you to vote against the Wisconsin transaction.

Should  you wish to talk  directly  to me,  please  call our  toll  free  number
(888-776-4692) and ask to be transferred to my extension, ......... .

Sincerely,


Enclosures